Exhibit 99.1

DeepGreen, Developer of the World's Largest Estimated Resource of Battery Metals for EVs,
to Combine with Sustainable Opportunities Acquisition Corporation

●	Transaction combines the first ESG-focused SPAC with a developer of the world’s largest and highest-grade estimated source of electric vehicle (EV) battery metals that are expected to be produced at low cost with dramatically reduced social and environmental impact

●	Pro forma equity value of the combined company is expected to be approximately US$2.9 billion. Upon closing, the combined company will operate as The Metals Company and is expected to be listed under the ticker TMC

●	The combined company is expected to have approximately US$570 million in cash, assuming no redemptions, as part of the business combination, facilitating plans for The Metals Company to start commercial production of battery metals as soon as 2024

●	The transaction includes an upsized US$330 million fully committed common stock Private Investment in Public Equity (“PIPE”) at US$10.00 per share, anchored by an international consortium of strategic and institutional investors, including Allseas, adding to the list of existing strategic investors such as Maersk Supply Service and Glencore

DALLAS, Texas & VANCOUVER, British Columbia – DeepGreen Metals Inc., a developer of lower-impact battery metals from unattached seafloor polymetallic nodules, today announced that it has entered into a definitive business combination agreement with Sustainable Opportunities Acquisition Corporation (NYSE: SOAC), a special purpose acquisition company with a dedicated ESG focus and deep operational and capital market capabilities in the energy and resource sectors. The transaction represents a pro forma equity value of US$2.9 billion (assuming no redemptions) for the combined company, which will be renamed “TMC the metals company Inc.” and operate as The Metals Company upon closing.

Responsibly Sourcing Battery Metals to Address Looming Critical Shortage for EV Supply Chain

DeepGreen is developing a new, scalable source of EV battery metals in the form of polymetallic nodules found unattached on the seafloor in the Pacific Ocean. The estimated resource on the seafloor in the exploration contract areas held by the company’s subsidiaries is sufficient for 280 million EVs – a quarter of the global passenger car fleet. The development of this resource offers an abundant, low-cost supply of critical raw materials for EV batteries and wiring including nickel, cobalt, copper and manganese, with a lower lifecycle ESG impact than conventional mining. Ensuring this critical supply of battery metals is essential to the transition from internal combustion engines to EVs, which faces the following risks:

●	A slump in discovery of new metal deposits is widely expected to lead to shortages in key metals such as nickel and copper from 2024-2025 onwards;

●	Rising raw materials prices risk undermining EV manufacturers’ efforts to drive down the cost of EV batteries necessary for mass adoption;

●	Like fossil fuel extraction, conventional metals extraction comes at a steep cost to people and the planet, leading to vast deforestation in some of the most biodiverse areas on the planet. This is generating the world’s largest industrial waste stream and gigatons of emissions, poisoning ecosystems and people’s health, and driving potential labor exploitation including child labor.

The combined company’s ambition is to become the world’s largest developer and producer of EV battery metals through a responsible approach with the lowest lifecycle ESG impact and low production cost.

“Sourcing battery metals is the biggest hurdle facing the clean energy transition, and the pipeline of new mining projects on land is insufficient to meet rising demand,” said Scott Leonard, CEO of SOAC. “We looked at over 100 companies, many of them in the EV and renewable energy space. DeepGreen stands above the rest. It offers a real, scalable solution to the raw materials problem, at a low production cost and with a significant reduction in the ESG footprint of metals. Assuming full-scale production, we expect The Metals Company to be among the lowest cost nickel producers in the world.

“We are convinced that The Metals Company is the ultimate answer to our thorough search for meaningful ESG impacts combined with tremendous financial upside.”

Gerard Barron, DeepGreen Chairman and CEO, said: "We are excited to partner with SOAC, an ESG-driven team that does not shy away from tough problems. The reality is that the clean energy transition is not possible without taking billions of tons of metal from the planet. Seafloor nodules offer a way to dramatically reduce the environmental bill of this extraction. We are getting into this industry with a deep commitment to ocean health and a clear stop date in mind. The plan is simple: produce better metals to supply the EV transition, while building up enough metal stock to stop extracting from the planet and enable society to live off recycled metals."

Transaction Overview

Sustainable Opportunities Acquisition Corporation, which currently holds over US$300 million in trust, will combine with DeepGreen Metals Inc. Upon closing, DeepGreen will be renamed to operate as The Metals Company and is expected to begin trading under the ticker symbol TMC.

●	The transaction reflects a pro forma equity value for TMC of approximately US$2.9 billion (assuming no redemptions) and enterprise value of US$2.4 billion, representing an enterprise value to EBITDA of 1.2x as measured on the company’s estimated 2027 EBITDA of approximately US$2 billion, and a price to net asset value (“NAV”) of 0.35x as measured on the exploration area of the company’s subsidiary, NORI-D, with potential substantial upside as the full resource is developed.

●	The transaction includes an upsized US$330 million fully committed common stock Private Investment in Public Equity (“PIPE”) at US$10.00 per share, anchored by an international consortium of strategic and institutional investors, including Allseas, adding to the list of existing strategic investors such as Maersk Supply Service and Glencore.

●	The transaction, which has been unanimously approved by the Boards of Directors of both DeepGreen and SOAC, is expected to be completed in the second quarter of 2021 and is subject to the approval of SOAC’s and DeepGreen’s shareholders and other customary closing conditions, including a registration statement being declared effective by the SEC.

●	The transaction will be implemented by a Plan of Arrangement under the British Columbia Business Corporations Act and is subject to Court approval.

●	The combined company will continue to be led by Gerard Barron, DeepGreen Chairman and CEO. Scott Leonard, CEO of SOAC, will join the board of The Metals Company.

DeepGreen through its subsidiaries has exploration rights to the world’s largest private resource of unattached polymetallic nodules and has made significant progress on project development, including: attracting world-class strategic partners and investors; completing 10 resource definition and environmental campaigns to its exploration areas in the Pacific Ocean; the expected piloting of the offshore nodule collector system together with Allseas next year; and completing a zero-solid-waste pilot processing plant program with Hatch, FLSmidth and Glencore this year. DeepGreen is also participating in a multi-year environmental and social impact assessment, in partnership with some of the world’s top ocean scientists, to minimize risks for all stakeholders and comprehensively assess the impact of collecting nodules from the ocean floor. This business combination will provide the new entity, The Metals Company, with the capital required to get through a feasibility study and into potential revenue as early as 2024, when many analysts anticipate nickel and copper shortages from current sources.

Additional information about the proposed transaction, including a copy of the Business Combination Agreement and an investor presentation, will be provided in a Current Report on Form 8-K to be filed by Sustainable Opportunities Acquisition Corporation with the SEC and available at www.sec.gov and on DeepGreen’s website at www.deep.green. Sustainable Opportunities Acquisition Corporation intends to file a registration statement (that will contain a proxy statement/prospectus) with the SEC in connection with this transaction.

Advisors

Citi is serving as exclusive financial advisor and capital markets advisor to SOAC. Citigroup Global Markets Inc., Nomura Securities International, Inc. and Fearnley Securities Inc. are serving as placement agents on the PIPE offering. Kirkland & Ellis LLP and Stikeman Elliott LLP are serving as legal advisors to SOAC. Nomura Greentech is serving as exclusive financial advisor to DeepGreen. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Fasken Martineau DuMoulin LLP are serving as legal advisors to DeepGreen. Mayer Brown is acting as legal counsel to the placement agents.

Investor Conference Call

DeepGreen and SOAC will host a joint investor conference call to discuss the proposed transaction on Thursday, March 4, 2021 at 9:00am ET. All interested parties may listen by selecting the webcast link:

https://event.on24.com/wcc/r/3050299/0844776736ED2419B88B6F1F528597A9. Parties who wish to participate in the webcast via teleconference may dial (866) 547-1509, or parties outside of the U.S. may dial (920) 663-6208. The conference ID number is 6474782. An audio-only replay will be available for replay two hours after the call's completion. To access the recording, please dial (404) 537-3406 or, within the U.S. only, (855) 859-2056, and when prompted for the conference ID, enter 6474782.

About DeepGreen

DeepGreen Metals Inc. is a Canadian developer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the clean energy transition with the least possible negative environmental and social impact and (2) accelerate the transition to a circular metal economy. The company through its subsidiaries holds exploration and commercial rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean sponsored by the governments of Nauru, Kiribati and the Kingdom of Tonga, which are regulated by the International Seabed Authority. DeepGreen has developed a process for producing metals from polymetallic nodules with near-zero solid waste, eliminating the need for tailings dams on land. More information is available at www.deep.green.

About Sustainable Opportunities Acquisition Corporation

Sustainable Opportunities Acquisition Corporation is a SPAC formed for the purpose of entering into a business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business that exists within industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles. While investing in ESG covers a broad range of themes, the Company is focused on evaluating suitable targets that have existing environmental sustainability practices or that may benefit, both operationally and economically, from the founders’ and management team’s commitment and expertise in executing such practices. For more information, visit greenspac.com.

Contacts:

DeepGreen/The Metals Company

Media

media@metals.co

Bob Rendine, Nikki Ritchie | Sard Verbinnen & Co. | TMC-SVC@sardverb.com

Investors

investors@metals.co

cody@gatewayir.com

Sustainable Opportunities Acquisition Corporation

Media

Jackie Tilden | +1 (214) 914 7652 | jackie.tilden@soa-corp.com

Investors

Cody Slach, Tom Colton | Gateway Group | +1 (949) 574-3860 | SOAC@gatewayir.com

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, SOAC intends to file a Registration Statement on Form S-4, including a preliminary proxy statement/prospectus and a definitive proxy statement/prospectus with the SEC. SOAC's shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about DeepGreen, SOAC, and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of SOAC as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: Investors@soa-corp.com.

Participants in the Solicitation

SOAC and its directors and executive officers may be deemed participants in the solicitation of proxies from SOAC's shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in SOAC will be included in the proxy statement/prospectus for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available.

DeepGreen and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of SOAC in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

Use of Projections and Non-GAAP Measures

This press release contains projected financial information with respect to the combined company, namely DeepGreen’s projected EBITDA for future years. Such projected financial information constitutes forward-looking information and is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this press release, and the inclusion of such information in this press release should not be regarded as a representation by any person that the results reflected in such projections will be achieved. The independent auditors of DeepGreen have not audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this press release. Some of the financial information and data contained in this press release, such as EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA is defined as net earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization. DeepGreen believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to DeepGreen’s financial condition and results of operations. DeepGreen believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends. DeepGreen's method of determining these non-GAAP measures may be different from other companies' methods and, therefore, may not be comparable to those used by other companies and DeepGreen does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in DeepGreen’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management intends to present non-GAAP financial measures in connection with GAAP results. DeepGreen is not providing a reconciliation of projected EBITDA for future years to the most directly comparable measure prepared in accordance with GAAP because DeepGreen is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, DeepGreen is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. SOAC’s and DeepGreen’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, SOAC and DeepGreen’s expectations with respect to future performance, development of its estimated resources of battery metals, potential regulatory approvals, and anticipated financial impacts and other effects of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination, the timing of the completion of the proposed business combination, and the size and potential growth of current or future markets for the combined company’s supply of battery metals. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside SOAC’s and DeepGreen’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the occurrence of any event, change, or other circumstances that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings that may be instituted against SOAC and DeepGreen following the announcement of the business combination agreement and the transactions contemplated therein; the inability to complete the proposed business combination, including due to failure to obtain approval of the shareholders of SOAC and DeepGreen, certain regulatory approvals, or satisfy other conditions to closing in the business combination agreement; the occurrence of any event, change, or other circumstance that could give rise to the termination of the business combination agreement or could otherwise cause the transaction to fail to close; the impact of COVID-19 on DeepGreen’s business and/or the ability of the parties to complete the proposed business combination; the inability to obtain or maintain the listing of the combined company’s shares on NYSE or Nasdaq following the proposed business combination; the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the commercial and technical feasibility of seafloor polymetallic nodule mining and processing; the supply and demand for battery metals; the future prices of battery metals; the timing and content of ISA’s exploitation regulations that will create the legal and technical framework for exploitation of polymetallic nodules in the Clarion Clipperton Zone; government regulation of deep seabed mining operations and changes in mining laws and regulations; environmental risks; the timing and amount of estimated future production, costs of production, capital expenditures and requirements for additional capital; cash flow provided by operating activities; unanticipated reclamation expenses; claims and limitations on insurance coverage; the uncertainty in mineral resource estimates; the uncertainty in geological, hydrological, metallurgical and geotechnical studies and opinions; infrastructure risks; and dependence on key management personnel and executive officers; and other risks and uncertainties indicated from time to time in the final prospectus of SOAC for its initial public offering and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in SOAC’s other filings with the SEC. SOAC and DeepGreen caution that the foregoing list of factors is not exclusive. SOAC and DeepGreen caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. SOAC and DeepGreen do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.